CONSULTING AGREEMENT

This consulting agreement, entered into this 10th day of March, 1999 by and between Sloan Electronics, Inc., ("Sloan") and Dayton Scott Associates, Inc., a Corporation organized under the laws of the State of New York ("Dayton Scott").

                               RECITALS

A. Dayton Scott is engaged in the business of consulting with and promoting public and private companies, to assist them with mergers, acquisitions, public and private financings, and business development and public relations services of all types, including, but not limited to; shareholder relations, market maker relations, stock price support issues, news releases and press releases.

B. Sloan wishes to engage Dayton Scott as its authorized agent to provide public relations and other services to Sloan. Dayton Scott shall make all filings and disclosures required by the Securities and Exchange Commission of public relations firms concerning this agreement and the carrying out of its duties and obligations hereunder.

NOW, THEREFORE, the parties agree as follows:

1. TERM. Sloan hereby agrees to utilize the services of Dayton Scott to provide public relations services to Sloan for a term commencing on the date hereof and continuing for a period of one year. The term as defined herein shall be known as the "Initial Term".

2. AUTOMATIC ANNUAL RENEWAL. If this agreement is still in full force and effect at the end of the Initial Term, it shall be automatically renewed for successive one year periods thereafter (the "Renewal Term") unless terminated by Sloan or Dayton Scott upon written notice submitted at lease 10 days prior to the end of the initial Term or Renewal Term then in effect, and unless terminated pursuant to the Section entitled "Termination" below.

3. DUTIES. Dayton Scott shall provide public relations services and other services to Sloan as deemed appropriate in the sole discretion of Dayton Scott.

4. COMPENSATION. Dayton Scott shall be compensated by Sloan with free trading common capital shares of Sloan and an option to purchase additional common shares of Sloan as follows:

A. Free Trading Shares, Sloan shall transfer to Dayton Scott or its designees, 37,500 free trading shares upon execution of this agreement, and 37,500 additional free trading shares thirty days after the execution of this agreement.

B. Option Agreement. Sloan hereby grants to Dayton Scott the option to purchase 250,000 common capital shares of Sloan from Sloan at the purchase price of $0.01 per share one year from the date of execution of this agreement.


5. BEST EFFORTS. It is understood that all of the efforts of Dayton Scott will be on a "best efforts" basis only, and Dayton Scott makes no representations or warranties whatsoever, particularly with respect to that the share price or trading volume of the Sloan shares will reach ant particular level during the term of this agreement.

6. TERMINATION

A. WITH CAUSE. Sloan or Dayton Scott may terminate this agreement for cause at any time. Cause shall mean (1) a party has committed a crime in the carrying out of this agreement; (2) a party engages in any act during the term of this agreement which constitutes fraud or an act of serious moral turpitude; (3) a party misappropriates a business opportunity, engages in gross negligence or willful misconduct materially injurious to the other party.

B. WITHOUT CAUSE. Sloan or Dayton Scott may terminate this agreement by mutual consent, or according to the terms of the Section entitled "Automatic Annual Renewal" above.

7. CONTRACTING AUTHORITY. Dayton Scott shall have no right to enter into any agreement on behalf of or in the name of Sloan without the prior approval of Sloan.

8. NON-CIRCUMVENTION. The parties agree that neither party will make any contract, contact, or otherwise be involved in any transaction with any entity introduced by the other party hereto without the permission of the introducing party.

9. CONFIDENTIALITY. The parties hereto hereby agree to keep confidential all knowledge, techniques, and information of any related kind and agree not to reveal any information to anyone concerning knowledge which either party has delivered from its relationship with the other party.

10. INDEMNIFICATION. Each party agrees to indemnify the other from and against all liabilities, losses, damages, claims, costs and expenses arising out of or due to any gross negligence, willful misconduct or breach of this or any other contract.

11. SURVIVAL. Section 9 of this agreement, entitled Confidentiality, shall survive the termination of this agreement.

12. INDEPENDENT CONTRACTOR. Dayton Scott will act as an independent contractor in the performance of its obligations under this agreement.

13. DISPUTES. In the event that a dispute arises concerning this agreement, such dispute shall be submitted to binding arbitration before a one-arbitrator panel of the American Arbitration Association sitting on Long Island, New York. The decision of the Arbitrator shall be enforceable in the Courts of the State of New York, and the several states of the United Stated.

14. GOVERNING LAW. This agreement shall be governed by the laws of the State of New York. No term or condition of this agreement shall be waived except in writing signed by the party to be changed with the waiver.

15. NOTICES. Any notice required or permitted to be given under this agreement shall be effective upon delivery in person or mailing by certified mail, return receipt requested, to the parties at the addresses below.


To Dayton Scott Associates, Inc.
165 European American Bank Plaza, Sixth Floor
Uniondale, New York, 11556

To Sloan Electronics, Inc.
C/o Feingold & Kam
Suite 410
3300 PGA Boulevard
Palm Beach Gardens, FL  33410


16. ASSIGNMENT. Nothing in this agreement prohibits Dayton Scott from assigning any portion of its obligations to Sloan to other public relations of related firms, where appropriate. Nothing in this agreement prohibits Dayton Scott from assigning the option granted to it in Section 4B above.

17. SEVERABILITY. In the event any one or more of the provisions of this agreement shall for any reason be held invalid, illegal, or unenforceable, the remaining provisions of this agreement shall be unimpaired.

18. ENTIRE AGREEMENT. This document contains the entire agreement between the parties. No oral or other representation or warranty has been given to Sloan by Dayton Scott. This agreement may only be modified in a writing signed by the party to be charged.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have each executed and delivered this agreement as of the day and year first above written.

Sloan Electronics, Inc.
Authorized Signature
/s/ Paul Sloan  3/11/99
by:
President

Dayton Scott Associates, Inc.
Authorized Signature
3/10/99 /s/Carl Sampogna as president of Dayton Scott
by: Carl Sampogna
President

                   ADDENDUM TO CONSULTING AGREEMENT

This addendum ("Addendum") to the Consulting Agreement dated March 10, 1999 (the "Agreement") between Dayton Scott Associates, Inc ("Dayton Scott") and Sloan Electronics Inc. ("Sloan") is made this 16 th day of April 1999 by and between Dayton Scott and Sloan.

                            Recitals:

WHEREAS, pursuant to the Agreement, Dayton Scott has previously agreed to provide specified consulting services to Sloan:

WHEREAS, at the time the Agreement was entered into, Dayton Scott And Sloan shared certain assumptions regarding the amount of work by Dayton Scott which would be necessary to accomplish the goals of the Agreement:

WHEREAS, the parties now understand that the original goals of the Agreement cannot be accomplished without a commitment of work and time by Dayton Scott which would substantially exceed the original assumptions of the parties:

WHEREAS, in addition to the original goals of the Agreement, Sloan now desires for Dayton Scott to undertake an internet-based marketing and public relations campaign for Sloan and DNA Progeny, Inc., a new task which is beyond the scope of the original Agreement; and

WHEREAS, the parties desire to amend and supplement the Agreement to set forth certain binding commitments relating to the foregoing premises;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth in this Addendum, Dayton Scott and Sloan hereby agree as follows:

1. Dayton Scott hereby agrees that, in addition to its other obligations under the agreement, Dayton Scott shall use its best efforts to provide internet-based public relations services and other internet-based services to Sloan and DNA Progeny, Inc. as deemed appropriate in the sole discretion of Dayton Scott. It is understood and agreed by Dayton Scott and Sloan that all of the best efforts of Dayton Scott pursuant to this paragraph 1 will be on a "best efforts" basis only, that Dayton Scott makes no representations or warranties that the share price or trading volume of the Sloan shares will reach any particular level during the term of this agreement.

2. In consideration of Dayton Scott's agreement contained in paragraph 1 of this Addendum, Sloan hereby agrees to transfer, or to cause to be transferred, to Dayton Scott 500,000 shares of common stock of Sloan. Sloan hereby represents and warrants to Dayton Scott that these shares shall be free trading stock, and that the certificates representing these shares shall not contain any restrictive legends. The term "free trading stock" or "free trading shares" as used in the Agreement and this Addendum, means duly authorized, validly issued and fully paid shares of common stock of Sloan, which are freely transferable in the hands of Sloan without registration pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or the securities laws of any State, and without limitation on the methods, amounts and timing of such transfers pursuant to Rule 144, Rule 502(d) or Rule 701(c) promulgated under the 1933 Act, or pursuant to any other law, rule or regulation. The compensation to be paid to Dayton Scott pursuant to this paragraph 2 shall be in addition to, and not in lieu of, the compensation to be paid to Dayton Scott pursuant to the Agreement. Any costs or expenses incurred by Dayton Scott in the performance of its obligations under this Addendum shall be the sole responsibility of Dayton Scott, and Dayton Scott shall not be entitled to any reimbursement by Sloan of any such costs or expenses.

3. The parties acknowledge and agree that Dayton Scott may subcontract or assign all or any portion of its obligations under this addendum to other companies, entities, contractors, subcontractors, employees, agents and other persons (collectively, "third party providers") as deemed appropriate in the sole discretion of Dayton Scott; provided, however, that Dayton Scott shall be solely responsible for paying the costs, fees and expenses of these third-party providers and shall indemnify and hold harmless Sloan against any and all claims of third-party providers for unpaid costs, fees and expenses.

4. The parties acknowledge and agree that Sloan is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and that the 1933 Act, the 1934 Act, the rules and regulations promulgated thereunder and the various securities laws (collectively, "Securities Laws") impose significant burdens and limitations on the dissemination of certain information about Sloan by Sloan and by persons acting for or on behalf of Sloan. Each of the parties agree to comply with all applicable Securities Laws in carrying out its obligations under the Agreement and this Addendum, and without limiting the generality of the foregoing. Sloan hereby agrees that (i) all information about Sloan provided to Dayton Scott by or on behalf of Sloan which may be disseminated to the public by Dayton Scott in providing any public relations or other services pursuant to the Agreement or this Addendum shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading. (ii) Sloan shall promptly notify Dayton Scott if Sloan becomes aware that Dayton Scott has publicly made any untrue statement of a material fact regarding Sloan or has omitted to state any material fact necessary to make the public statements made by Dayton Scott about Sloan, in light of the circumstances in which they were made, not misleading, and (iii) Sloan shall promptly notify Dayton Scott of any "quiet period" or "blackout period" or other similar period during public statements by or on behalf of Sloan are restricted by any Securities Law. Each party (an "indemnifying party") hereby agrees, to the full extent permitted by applicable law, to indemnify and hold harmless the other party (the "indemnified party") for any damages caused to the indemnified party by the indemnifying party's breach or violation of a Securities Law, except to the extent that the indemnifying party's breach or violation of a Securities Law is caused by the indemnified party's breach or violation of the Agreement, this Addendum, or any Securities Law.

5. Except as specifically amended by this Addendum, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum on the day and year first above written.

SLOAN ELECTRONICS, INC.
By: /s/ Larry Provost
Chairman

DAYTON SCOTT ASSOCIATES, INC.
By: Carl Sampogna
President